UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 26, 2008
Avanir Pharmaceuticals
(Exact name of registrant as specified in its charter)

California	001-15803	33-0314804

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, California		92656

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
Item 8.01 Other Events
Item 9.01. Financial Statements and Exhibits.
EXHIBIT 1.1
EXHIBIT 5.1
EXHIBIT 10.1
EXHIBIT 10.2

Item 1.01. Entry into a Material Definitive Agreement.
     On March 26, 2008, Avanir Pharmaceuticals (the “Company”) entered into subscription agreements (the “Subscription Agreements”) with certain investors relating to the offering and sale of a total of 34,972,678 Units (the “Offering”), with each Unit to be sold in the Offering consisting of one share of Class A common stock and a warrant to purchase 0.35 shares of Class A common stock, at a price of $1.14375 per Unit. The warrants, which represent the right to acquire a total of 12,240,437 shares of Class A common stock, will be exercisable at a price of $1.43 per share and have a five-year term. The total gross offering proceeds will be approximately $40 million and the offering proceeds to the Company, net of estimated fees and expenses, will be approximately $37.9 million. The Offering is expected to close on or about April 4, 2008, subject to customary closing conditions. The subscription agreements for the Offering are filed herewith as Exhibit 10.1 to this report and the form of warrant to be issued in the Offering is filed herewith as Exhibit 10.2.
     Piper Jaffray & Co. (“Piper Jaffray”) acted as the Company’s placement agent for the Offering pursuant to a Placement Agency Agreement dated March 26, 2008. Pursuant to the Placement Agency Agreement, the Company has agreed to pay Piper Jaffray an aggregate fee equal to 6% of the gross proceeds from the Offering; provided, however, that no fee is to be paid on sales to certain purchasers identified in the Placement Agency Agreement. The Company has also agreed to reimburse Piper Jaffray for certain fees, disbursements and other charges, up to $100,000. Additionally, the Company has agreed to provide Piper Jaffray with customary indemnification rights under the Placement Agency Agreement. The Placement Agency Agreement is filed herewith as Exhibit 1.1 and is incorporated herein by reference. This description of the terms of the Placement Agency Agreement is qualified in its entirety by reference to such exhibit.
     The Offering was made pursuant to the Company’s effective shelf registration statements on Form S-3 (Registration Nos. 333-125979 and 333-149125) previously filed with, and declared effective by, the Securities and Exchange Commission. The Company will, pursuant to Rule 424(b) under the Securities Act of 1933, file with the Securities and Exchange Commission a prospectus and prospectus supplements relating to the registration statements.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
       On March 26, 2008, the Company received notification from the NASDAQ Listing Qualifications Department that it was not in compliance with the $50 million market value of listed securities requirement for continued listing on The NASDAQ Global Market under Marketplace Rule 4450(b)(1)(A). In accordance with NASDAQ Marketplace Rule 4450(e)(4), the Company has a cure period of 30 calendar days to regain compliance. The Company expects it will be able to regain compliance following the completion of the Offering.
Item 8.01 Other Events
     Following the completion of the Offering, the Company expects to elect Nicholas J. Simon to the board of directors as a Class II director, with an initial term to expire at the 2009 annual meeting of shareholders. Mr. Simon, age 53, is Managing Director of Clarus Ventures, LLC (“Clarus”), a venture capital firm focused on life sciences companies, which he co-founded in February 2005. Clarus has subscribed to purchase approximately 15.5 million units in the Offering. From April 2000 to July 2001, Mr. Simon was chief executive officer and founder of Collabra Pharma, Inc., a pharmaceutical company. Previously, Mr. Simon served in various management positions at Genentech, Inc., including its vice president of business and corporate development. Mr. Simon is currently on the board of directors of public companies ARYx Therapeutics Inc. and Poniard Pharmaceuticals, Inc., as well as private companies Sientra, Inc., Neosil, Inc., QuatRx Pharmaceuticals Company, Pearl Therapeutics, Inc. and Verus Pharmaceuticals, Inc. He is also on the advisory council of the Gladstone Institute, a private not-for-profit research institute affiliated with the University of California, San Francisco. Mr. Simon received a bachelor of sciences degree in microbiology from the University of Maryland and a master’s degree in business administration in marketing from Loyola College.
     Upon the completion of the Offering, the Company also expects to amend its Rights Agreement with American Stock Transfer & Trust Co., dated March 5, 1999, to allow Clarus and certain of its affiliated investment funds to acquire and hold up to 20.4% of our issued and outstanding shares without becoming an “acquiring person” under the agreement and triggering the rights issued thereunder. The Company expects that immediately after the completion of this offering, Clarus will hold approximately 19.9% of the Company’s total issued and outstanding common stock, excluding shares potentially issuable upon exercise of the warrants sold in the Offering.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits. The following exhibits are filed with this report on Form 8-K:

Exhibit Number	Description of Exhibit

1.1	Placement Agency Agreement, dated March 26, 2008

5.1	Opinion of Goodwin Procter LLP

10.1	Subscription Agreement, dated March 26, 2008

10.2	Form of Warrant Agreement
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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 27, 2008	Avanir Pharmaceuticals
	By:	/s/ Christine Ocampo
Christine Ocampo
Vice President, Finance